CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Prospectus constituting a part of this Post-Effective Amendment No.2 to the Registration Statement (No.333 – 170648) on Form S-1 of our report dated October 26, 2012, relating to the balance sheets as of July 31, 2012 and 2011 and statements of operations, stockholders’ equity (deficiency) and cash flows for the years ended July 31, 2012 and 2011, and the period from inception on October 24, 2000 to July 31, 2012 of Infitech Ventures Inc., which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

January 25, 2013